AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (the “Agreement”) is made and executed the 1st day of December, 2019, by and between Grosvenor Registered Multi-Strategy Fund (TI 1), LLC, a Delaware limited liability company (the “Company”), and Grosvenor Capital Management, L.P., an Illinois limited partnership (“Grosvenor”).

WHEREAS, the parties to this Agreement were parties to the Management Agreement dated as of April 1, 2011 (the “Original Agreement”); and

WHEREAS, the parties agree to amend and restate the Original Agreement to decrease the management fee payable to Grosvenor from the Company; and

WHEREAS, the Company is registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, diversified management investment company, and Grosvenor is an investment adviser registered as such with the Commission under the Investment Advisers Act of 1940; and

WHEREAS, the Company desires to retain Grosvenor to provide various management and administrative services to the Company pursuant to this Agreement; and

WHEREAS, Grosvenor desires to be retained to provide various management and administrative services to the Company pursuant to this Agreement;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed, by and between the parties, as follows:

1.	The Company hereby retains Grosvenor to:

(a)

provide, and Grosvenor hereby agrees to provide, and to oversee the provision of, certain management, administrative and other services to the Company. Notwithstanding the appointment of Grosvenor to provide such services hereunder, the Board of Directors of the Company (the “Board”) shall remain responsible for supervising and controlling the management, business and affairs of the Company. The management, administrative and other services to be provided by Grosvenor shall include:

(i)	providing office space, telephone and utilities;

(ii)	providing administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

(iii)	supervising the entities which are retained by the Company to provide administration, custody and other services to the Company;

(iv)	assisting in the drafting and updating of disclosure documents relating to the Company and assisting in the preparation of offering materials;

(v)	assisting in the preparation and mailing of investor subscription documents and confirming the receipt of such documents and funds;

(vi)	assisting in the preparation of regulatory filings with the Commission and state securities regulators and other Federal and state regulatory authorities;

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Management Agreement

(vii)	preparing reports to and other informational materials for members and assisting in the preparation of proxy statements and other member communications;

(viii)	monitoring compliance with regulatory requirements and with the Company’s investment objective, policies and restrictions as established by the Board;

(ix)

reviewing accounting records and financial reports of the Company, assisting with the preparation of the financial reports of the Company and acting as liaison with the Company’s accounting agent and independent auditors;

(x)	assisting in the preparation and filing of tax returns;

(xi)	coordinating and organizing meetings of the Board and meetings of the members of the Company, in each case when called by such persons;

(xii)	preparing materials and reports for use in connection with meetings of the Board;

(xiii)

maintaining and preserving those books and records of the Company not maintained by any sub-adviser of the Company or the Company’s administrator, accounting agent or custodian (which books and records shall be the property of the Company and maintained and preserved as required by the 1940 Act and the rules thereunder and shall be surrendered to the Company promptly upon request);

(xiv)	reviewing and arranging for payment of the expenses of the Company;

(xv)	assisting the Company in conducting offers to members of the Company to repurchase member interests;

(xvi)	reviewing and approving all regulatory filings of the Company required under applicable law;

(xvii)

reviewing investor qualifications and subscription documentation and otherwise assisting in administrative matters relating to the processing of subscriptions for interests in the Company to the extent such services are not provided by a placement agent for the Company.

(xviii)	providing the services of persons employed by Grosvenor or its affiliates who may be appointed as officers of the Company by the Board; and

(xix)

assisting the Company in routine regulatory examinations, and working closely with any counsel retained to represent the members of the Board who are not “interested persons,” as defined by the 1940 Act and the rules thereunder (the “Independent Directors”), of the Company in response to any litigation, investigations or regulatory matters.

Subject to the approval of the Board, Grosvenor may, at its sole expense, retain one or more other companies (including affiliates of Grosvenor) to provide any of the services required to be provided by it under this Agreement.

(b)

invest excess cash of the Company in accordance with such policies regarding the investment of cash as are established by the Board, consistent with the investment policies and restrictions of the Company.

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Management Agreement

(c)

cause the Company to borrow money as Grosvenor, in its discretion and subject to the investment objective and policies of the Company and such policies as established by the Board, deems necessary and appropriate for purposes of cash management.

2.

Without limiting the generality of paragraph 1 hereof, Grosvenor shall be authorized to open, maintain and close accounts in the name and on behalf of the Company with banks, brokers and dealers as it determines are appropriate; to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Company on such terms as Grosvenor considers appropriate and that are consistent with the policies of the Company; and, subject to any policies adopted by the Board and to the provisions of applicable law, to agree to such commissions, fees and other charges on behalf of the Company as it shall deem reasonable in the circumstances taking into account all such factors as it deems relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Company and the cost of such services does not represent the lowest cost available) and shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under the federal securities laws. Grosvenor may, subject to such procedures as may be adopted by the Board, use affiliates of Grosvenor as brokers to effect the Company’s securities transactions and the Company may pay such commissions to such brokers in such amounts as are permissible under applicable law.

3.	Fees; Expenses

(a)

In consideration for the provision by Grosvenor of its services hereunder, the Company will pay Grosvenor a monthly fee that is calculated by applying the rate of 0.0083% (0.10% on an annualized basis) to the capital account balance of each member of the Company, determined as of the last business day of the month (prior to any withdrawal or distribution of capital during the month) (the “Management Fee”); provided, however, that if (i) prior to such month, an investment fund that was a party to a reorganization with the Company (a “Predecessor Fund”), had agreed at any time to make a performance-based incentive allocation to its adviser or a subadviser, and (ii) no arrangement for the making of an incentive allocation by the Company is then in effect, the Management Fee determined for such month with respect to the capital account of a member who acquired its interest in the Company in connection with a reorganization with a Predecessor Fund, who upon consummation of such reorganization had a positive Loss Carryforward shall, until such time as the member’s Loss Carryforward is first reduced to zero, be reduced in such amount (not to exceed the full amount of the Management Fee that otherwise would be attributable to the member) as may be necessary so that the aggregate of the Management Fee to be payable by the Company with respect to the member and the member’s pro rata share of any management fee and/or advisory fee borne by the Company as an investor in any master fund in which the Company invests does not exceed an amount equal to the aggregate of (i) the pro rata share of the management fee and/or advisory fee of the Predecessor Fund that the member would have borne under the management agreement and/or investment advisory agreement of the Predecessor Fund, and (ii) the member’s pro rata share of any management and/or advisory fee borne by the Predecessor Fund as an investor in any master fund, each as in effect immediately prior to consummation of the reorganization and computed based on the capital account balance of the member as of the last business day of the month (prior to any withdrawal or distribution of capital during the month).

(b)

Grosvenor is responsible for all costs and expenses associated with the provision of its services hereunder. Grosvenor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by Grosvenor or furnished to the Company under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of Grosvenor shall be deemed to include persons employed or otherwise retained by Grosvenor or made available to Grosvenor.

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Management Agreement

4.

The Company will, from time to time, furnish or otherwise make available to Grosvenor such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Company as Grosvenor may reasonably require in order to discharge its duties and obligations hereunder.

5.

Except as provided herein or in another agreement between the Company and Grosvenor, the Company shall bear all of its own expenses, including: all investment related expenses (including brokerage commissions); any interest expense; fees and disbursements of any attorneys and accountants engaged by the Company; audit and tax preparation fees and expenses of the Company; the fees and expenses of any administrator or transfer agent retained by the Company; custody and escrow fees and expenses; the costs of an errors and omissions/directors and officers liability insurance policy and a fidelity bond; the fee payable to Grosvenor; fees payable to member servicing agents retained by the Company; fees and travel-related expenses of members of the Board (the “Directors”) who are not employees of Grosvenor or any affiliated person of Grosvenor; all costs and charges for equipment or services used in communicating information regarding the Company’s transactions among Grosvenor and any custodian or other agent engaged by the Company; any extraordinary expenses; and such other expenses as may be approved from time to time by the Board.

6.

The compensation provided to Grosvenor pursuant to paragraph 3(a) hereof shall be the entire compensation for the services provided to the Company and the expenses assumed by Grosvenor pursuant to paragraph 3(c) hereof shall be the entire expenses assumed by Grosvenor under this Agreement.

7.

Grosvenor will use its best efforts in providing services hereunder and in supervising the activities of the Company, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, Grosvenor, its directors, officers or employees and its affiliates, successors or other legal representatives (collectively, the “Affiliates”) shall not be liable to the Company for any error of judgment, for any mistake of law, for any act or omission by Grosvenor or any of the Affiliates, or for any loss suffered by the Company.

8. (a)

The Company shall indemnify Grosvenor and its directors, officers or employees and their respective affiliates, executors, heirs, assigns, successors or other legal representatives (each an “Indemnified Person”) against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person’s duties with respect to the Company, except those resulting from the willful malfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person’s reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, “disabling conduct”). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Directors who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder. The Company shall advance to an Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys’ fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. Grosvenor agrees, and each other Indemnified Person will agree as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Company for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this paragraph 8.

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Management Agreement

(b)

Notwithstanding any of the foregoing to the contrary, the provisions of paragraph 7 and this paragraph 8 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal Securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of paragraph 7 and this paragraph 8 to the fullest extent permitted by law.

9.

Nothing contained in this Agreement shall prevent Grosvenor or any affiliated person of Grosvenor from acting as a manager for any other person, firm or corporation and, except as required by applicable law (including Rule 17j-1 under the 1940 Act), shall not in any way bind or restrict Grosvenor or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of any member, officer or employee of Grosvenor to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

10.

This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to this paragraph, this Agreement shall remain in effect for a period of two (2) years from such date and shall continue in effect from year to year thereafter, so long as such continuance shall be approved at least annually by the vote of a “majority of the outstanding voting securities of the Company,” as defined by the 1940 Act and the rules thereunder, or by the Board; and provided that in either event such continuance is also approved by a majority of the Independent Directors, by vote cast in person at a meeting called for the purpose of voting on such approval. The Company may at any time, without payment of any penalty, terminate this Agreement upon sixty days’ prior written notice to Grosvenor, either by majority vote of the Board or by the vote of a “majority of the outstanding voting securities of the Company,” as defined by the 1940 Act and the rules thereunder. Grosvenor may at any time, without payment of penalty, terminate this Agreement upon sixty days’ prior written notice to the Company. Grosvenor shall, to the extent required by applicable law or regulation, provide the Company with notice of any change of membership of Grosvenor within a reasonable time after such change.

11.

Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

12.

The provisions of this Agreement, including without limitation, paragraphs 3(a), 7 and 8 of this Agreement, that by their terms or by their context are to be performed in whole or in part after termination of this Agreement shall survive termination of this Agreement.

13.

This Agreement may be amended only by the written agreement of the parties. Any amendment shall be required to be approved by the Board and by a majority of the Independent Directors in accordance with the provisions of Section 15(c) of the 1940 Act and the rules thereunder, as if those rules applied. If required by the 1940 Act, any amendment shall also be required to be approved by the vote of a “majority of the outstanding voting securities” of the Company, as defined by the 1940 Act and the rules thereunder.

14.

This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

15.

The Company represents that this Agreement has been duly approved by the Board, including the vote of a majority of the Independent Directors, and by the vote of a “majority of the outstanding voting securities of the Company,” as defined by the 1940 Act and the rules thereunder.

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Management Agreement

16.

The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the Directors, members of the Company or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.

17.	This Agreement amends and restates the Original Agreement, and embodies the entire understanding of the parties with respect to the subject matter.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

GROSVENOR REGISTERED MULTI-STRATEGY FUND (TI 1), LLC

By:	/s/ Scott J. Lederman
Name: Scott J. Lederman
Title: President and Chief Executive Officer

GROSVENOR CAPITAL MANAGEMENT, L.P.

By:	/s/ Girish Kashyup
Name: Girish Kashyup
Title: Managing Director

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Management Agreement